Exhibit 10.10

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (the "Agreement") is made between the University of North Texas Health Science Center at Fort Worth, ("University"), a component institution of the University of North Texas System ("System"), and SignPath Pharmaceuticals, Inc. a Delaware corporation with its principal place of business at 45 Broadway, 2nd Floor New York, NY 10006 ("Sponsor").

RECITALS

A. University is pursuing research in the area of cucurmin nanoparticles for drug delivery.

B. Effective August 18, 2008 Sponsor and University entered into an exclusive license agreement for existing intellectual property related to such research (“License Agreement”).

B. Sponsor is willing to sponsor additional such research.

C. Sponsor desires to obtain certain rights to patents and technology resulting from the additional research.

D. University is willing to grant certain rights to patents and technology that result from the additional research.

NOW THEREFORE, in consideration of the mutual covenants and promises herein made, the University and Sponsor agree as follows:

1)	EFFECTIVE DATE

This Agreement shall be effective as of June 1, 2009 (the "Effective Date").

2)	RESEARCH PROGRAM

a.
University will use its own facilities and its reasonable best efforts to conduct the research program described in Attachment A ("Research Program") under the direction of Dr. Jamboor Vishwanatha or his successor as mutually agreed to by the parties (the "Principal Investigator").

b.	The Research Program shall be carried out from the Effective Date through and including May 31, 2010 (the "Term"). The parties may extend the Research Program under mutually agreeable terms.

c.
Sponsor understands that University's primary mission is education and advancement of knowledge and the Research Program will be designed to carry out that mission. The manner of performance of the Research Program shall be determined solely by the Principal Investigator. University does not guarantee specific results.

d.
Sponsor understands that University may be involved in similar research through other researchers on behalf of itself and others. University shall be free to continue such research provided that it is conducted separately from the Research Program, and Sponsor shall not gain any rights via this Agreement to other research.

e.
University does not guarantee that any patent rights will result from the Research Program, that the scope of any patent rights will cover Sponsor's commercial interest, or that any patent rights will be free of dominance by other patents, including those based on inventions made by other inventors at the University or at any other System institution.

3)	COMPENSATION

a.
As consideration for University's performance, Sponsor will pay the University a sum of one hundred fifteen thousand dollars ($115,000), seventy-nine thousand eight hundred sixty-one dollars and eleven cents ($79,861.11) in direct costs and thirty-five thousand one hundred thirty-eight dollars and eighty-nine cents ($35,138.89) in indirect costs (44%).  An initial payment of thirty thousand dollars ($30,000) shall be made upon execution of this Agreement, and subsequent payments shall be made as follows:

thirty thousand dollars ($30,000) shall be due Dec 1, 2009

fifty-five thousand dollars ($55,000) shall be due May 31, 2010

b.	Sponsor will make payments to the University of North Texas Health Science Center at Fort Worth, referencing the Principal Investigator and Research Program title, to the following address:

Office of Grant and Contract Management
University of North Texas Health Science Center
Attention:          Director
3500 Camp Bowie Boulevard
Fort Worth, TX 76107
Telephone: (817)735-5073

c.
The Principal Investigator may transfer funds within the budget as needed without Sponsor's approval so long as the scope of work under the Research Program remains unchanged. Upon completion of the Research Program, University shall retain any uncommitted and unexpended funds.

d.	University shall retain title to all equipment purchased and/or fabricated by it with funds provided by Sponsor under this Agreement.

4)	COMMUNICATION, REPORTS, AND TRANSFERS

a.
Sponsor's designated representative for communications with the Principal Investigator shall be Lawrence Helson, MD or any other person Sponsor may designate in writing to University and the Principal Investigator ("Designated Representative").

b.
The Principal Investigator will make up to 12 oral reports and one written report summarizing the work completed each year of the Research Program. The Principal Investigator shall also submit a comprehensive final report within one hundred twenty (120) days after termination of the Agreement. The Office of Grant and Contract Management will submit a financial report of related Research Program expenses within one hundred twenty (120) days after termination.

c.
During the course of the Research Program, it is expected that the parties will transfer chemical materials to one another. Transfer of materials from University to Sponsor shall be subject to the terms and conditions of the material transfer agreement in Attachment B. UNTHSC shall use the materials provided by Sponsor solely for the purposes specified in this Agreement and in compliance with all applicable laws and regulations. UNTHSC shall not sell, transfer, disclose or otherwise provide access to the materials or any SPONSOR owned method or process relating thereto to any person or entity without the prior consent of SPONSOR..

5)	PUBLICITY

Neither party will reference the other in a press release or any other oral or written statement in connection with the Research Program and its results intended for use in the public media, except as required by the Texas Public Information Act or other law or regulation. University, however, may acknowledge Sponsor's support of the Research Program in scientific or academic publications or communications without Sponsor's prior approval. In any permitted statements, the parties shall describe the scope and nature of their participation accurately and appropriately. Sponsor may disclose the existence of this Agreement and the fact that UNTHSC is conducting sponsored research under this Agreement for the purposes of raising capital, and Sponsor may use the name of (or name employee of) University in routine business correspondence or as needed in appropriate regulatory submissions without express written consent.

6)	PUBLICATION

University reserves the right to publish the general scientific findings gained in the course of the Research Program, with due regard the protection of Sponsor’s confidential information, the protection of current and future patent filing opportunities, regulatory and development concerns and other reasonable considerations relating to the development of Licensed Products, as defined by the License Agreement. University will submit the manuscript of any proposed publication to Sponsor at least forty five (45) calendar days before such manuscript is submitted for consideration by any publication, and Sponsor shall have the right to review and comment upon the publication in order to protect Sponsor’s confidential information. Upon Sponsor’s request, publication may be delayed up to sixty (60) additional calendar days to enable Sponsor to secure adequate intellectual property protection of Sponsor’s confidential information that would otherwise be the publication.  In the event that the parties reasonably determine that additional research or development work is required or ongoing research and development needs to be completed in order to secure appropriate intellectual property protection, and that publication will be detrimental to obtaining adequate intellectual protection, then, at Sponsor’s request and immediate funding of said additional research and development work, University shall delay such publication until completion of the research or development work and filing of appropriate patents based upon such work.

7)	CONFIDENTIAL INFORMATION

a.
Subject to Sponsor’s rights in section 7.b below, University and Sponsor each agree that all information contained in documents marked "confidential" and forwarded to by the other (i) are to be received in strict confidence, (ii) will be used only for the purposes of this Agreement, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure; or

(b)	later became of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns: or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure; or

(e)	was independently developed by the recipient party without use of the disclosing party's confidential information; or

(f)
is required by law or regulation to be disclosed, provided that the disclosing party gives adequate advance notice to the other of such disclosure to allow that party to assert whatever exclusion or exception may be available to it under such law or regulation.

b.
Each party's obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party's confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this Agreement is in force and for a period of three (3) years thereafter, except for confidential information which may be protected by law or regulation, in which case, such information shall be protected as long as mandated by such law or regulation requires. Sponsor shall have the right to disclose confidential information which is licensed as part of this Agreement as is reasonably required in the development and commercialization of Licensed Products, as defined in the License Agreement, so long as such disclosures do not have an adverse effect on the Patent Rights, as defined in the License Agreement.

8)	PATENTS, COPYRIGHTS, AND TECHNOLOGY RIGHTS

a.
Title to all inventions and discoveries made solely by University inventors resulting from the Research Program shall reside in University; title to all inventions and discoveries made solely by Sponsor inventors resulting from the Research Program shall reside in Sponsor; title to all inventions and discoveries made jointly by University and Sponsor inventors resulting from the Research Program shall reside jointly in University and Sponsor.

b.
University will disclose to Sponsor any inventions or discoveries resulting from the Research Program as soon as possible after creation and reduction to practice. Sponsor shall notify University within thirty (30) days of receipt of disclosure whether:

i.
Sponsor desires University to file patent applications on any such invention, in which case Sponsor shall reimburse all University patent application filing costs, including those for patentability opinions; or

ii.	Sponsor does not desire that a patent application be filed in which case the rights to such invention shall be disposed of in accordance with University policies with no further obligation in Sponsor.

c.
With respect to inventions resulting from the Research Program for which Sponsor has agreed to file patent application or to reimburse University's costs for filing patent applications and such patent applications are not Improvement Patents as defined in the License Agreement, University grants Sponsor an option to negotiate an exclusive or non-exclusive, worldwide, royalty-bearing license to make, use or sell under any invention or discovery owned wholly or partly by University and made or conceived and reduced to practice during the Term of this Agreement or within six (6) months thereafter and directly resulting from the Research Program. If Sponsor elects an exclusive license, it will include a right to sublicense with accounting to University. Sponsor shall have three (3) months from disclosure of any invention or discovery to notify University of its desire to enter into such a license agreement, and the parties shall negotiate in good faith for a period not to exceed six (6) months after that notification, or such period of time as to which the parties shall mutually agree. If Sponsor and University fail to enter into an agreement during that period of time, the rights to such invention or discovery shall be disposed of in accordance with University policies with no further obligation to Sponsor.

d.
With respect to inventions resulting from the Research Program for which Sponsor has agreed to file patent application or to reimburse University's costs for filing patent applications and the parties have mutually determined that such patent applications are Improvement Patents as defined in the License Agreement, the parties shall amend the License Agreement accordingly, pursuant to section 6.2 of the License Agreement, and the prosecution of said patent applications shall be managed pursuant to section 6.1 of the License Agreement.

e.	Under University policy, University investigators own copyright in their scholarly works. Scholarly works resulting from the Research Program are not subject to the terms of this Section 8.

9)	LIABILITY

a.
Sponsor agrees to indemnify and hold harmless System, University, their Regents, officers, agents and employees from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the activities to be carried out pursuant to the obligations of this Agreement, including but not limited to the use by Sponsor of the results obtained from the activities performed by University under this Agreement; provided, however, that the following is excluded from Sponsor's obligation to indemnify and hold harmless:

i.	the negligent failure of University to substantially comply with any applicable governmental requirements; or

ii.	the negligence or willful malfeasance of any Regent, officer, agent or employee of University or System.

b.
Both parties agree that upon receipt of a notice of claim or action arising out of the Research Program, the party receiving such notice will notify the other party promptly. Sponsor agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against University, System, their Regents, officers, agents and/or employees with respect to the subject of the indemnity contained herein, whether such claims or actions are rightfully brought or filed; and subject to the statutory duties of the Attorney General of the state of Texas, University agrees to cooperate with Sponsor in the defense of such claim or action.

10)	INDEPENDENT CONTRACTOR

It is understood that any relationship created by this agreement between the parties shall be that of independent contractors. Under no circumstances shall either party be deemed an employee of the other nor shall either party act as an agent of the other party. Any and all joint venture, joint enterprise, or partnership status is hereby expressly denied and the parties expressly state that they have not formed expressly or impliedly a joint venture, joint enterprise, or partnership.

11)	TERM AND TERMINATION

a.	This Agreement may be terminated by the written agreement of both parties.

b.
In the event that either party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, this Agreement shall terminate upon expiration of the sixty (60) day period.

c.
Termination or cancellation of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination. Upon termination, Sponsor shall pay University for all reasonable expenses incurred or committed to be expended as of the effective termination date, including salaries for appointees for the remainder of their appointment.

d.	Any provisions of this Agreement which by their nature extend beyond termination shall survive such termination.

12)	ATTACHMENTS

Attachment A is incorporated herein and made a part of this Agreement for all purposes.

13)	GENERAL

a.
This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that subject to the approval of University, which may not be unreasonably withheld, Sponsor may assign this Agreement to any purchaser or transferee of all or substantially all of Sponsor's assets or stock upon prior written notice to University, and University may assign its right to receive payments hereunder.

b.
This Agreement constitutes the entire and only agreement between the parties relating to the Research Program, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

c.	Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of University to:

Office of Technology Transfer & Commercialization
University of North Texas Health Science Center
3500 Camp Bowie Blvd.
Fort Worth, Texas 76107-2699
Attention: Robert McClain, Ph.D.

or in the case of Sponsor to:

SignPath Pharmaceuticals, Inc.
1375 California Road
Quakertown, PA 18951
ATTENTION: Lawrence Helson, MD

AND

SignPath Pharmaceuticals, Inc.
5377 Highlands Drive
Longmont, CO 80503
ATTENTION: Kai P. Larson

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

d.	This Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Texas.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

UNIVERSITY OF NORTH TEXAS	SIGNPATH PHARMA, INC.
HEALTH SCIENCE CENTER
AT FORT WORTH

/s/ Glenn Dillon	/s/ Lawrence Helson
Glenn Dillon, PhD Date	Lawrence Helson, MD Date
Vice President, Research

/s/ Steve R. Russell
Steve R. Russell Date
Executive VP for Finance & Administration

Read and Understood by:
Principal Investigator

/s/ Jamboor Vishwanatha
Jamboor Vishwanatha, PhD Date

Attachment A

(Research Program)

1.	Upon receipt of curcumin and PLGA from Sign Path Pharma UNT is to make 5-6 grams of PLGA curcumin. When this is available for testing,

2.
Set up s.c. Xenograft model of pancreatic cancer in nude or scid mice; when tumors are >2mm in diameter, 30 mice in groups of 10; Inject 35 mg/kg iv tiw(mon wed fri) x 3weeks.(9 doses). If iv route is difficult then use ip route for the whole experiment. The pancreatic cell line PAO3C (Johns Hopkins Source if necessary) will be used.

Group #1—> PLGA control  10 mice

Group #2—> PLGa-curcumin 10 mice

Group # 3—Untreated control 10 mice

At end of fourth week, sacrifice animals and preserve 5 tumors from each group for histology,( and measurement of tumor tissue transketolase 1, and HSP70 if these assays are feasible).

3.	Assuming no intolerable toxicity (death or wt loss>10% of baseline) in group#2; Then exp #2 with 50 xenografted pancreatic cancered mice.

Group #1 PLGA control(5 mice), DMSO control (5 mice)

Group #2 Curcumin in DMSO 10 mice

Group #3 PLGA-curcumin @ 35mg/kg TIW x 9 doses in three weeks 10 mice)

Group # 4 Gemcitibine alone(10 mice)

Group #5 Gemcitabine + PLGA curcumin TIW x9 doses in three weeks(10 mice)

End fourth week preserve 3 tumors from each group for standard histology and hisochemical assay of___(tbd).

4.
Pharmacokinetics: Single dose PLGA-curcumin to normal Rats; 5 female and 5 male @ 35mg/kg I.V. Post injection blood sampled for curcumin at 10, 15, 60 minutes, 2 hours, 4 hours, 8 hours 16 hours & 24 hours.

5.	Non-clinical studies of residual drug from the 5 grams produced can be used for in vitro studies, stability, sizing.

6.	During this time another 5 grams can be made and set aside for the NCI Nanotech lab.

7.	Collaboration with Lakeshore Pharmaceutical to make 250 Grams scale-up for IND GLP lab studies in rats and dogs to be done at MD Anderson.

8.	All crude and collated data from the mouse and rat studies will be shared with SPP

9.	All IND lab data generated at MDACC GLP-labs will be shared by SPP with UNT.

Attachment B

(Material Transfers from University to Sponsor)

University agrees to provide Sponsor with certain materials and know-how for the purposes stated herein under the following conditions:

1.
The Material that is covered by this Material Transfer Agreement (MTA-out) includes: (a) PLGA nanoparticles containing curcumin developed by the Principal Investigator, and (b) any related material or associated know-how and data that will be provided by University or received by Sponsor from University, hereinafter "Material". The Material is considered proprietary to University.

2.	The material shall be used by Sponsor only to support the development of Licensed Products, as defined in the License Agreement, pursuant to the terms and conditions of the License Agreement.

3.	Pursuant to section 7 of the Agreement, the Material shall be considered confidential information belonging to University.

4.
Material is for investigational use only in laboratory animals or in-vitro experiments. Sponsor agrees that the Material will not be used for any other purpose. Neither the Material nor derivatives thereof will be used in human beings. Transfer of the Material to a third party by Sponsor is permissible provided said third party agrees to the terms contained within this MTA-out and that the transfer is protected by a nondisclosure agreement pursuant to section 3 of this MTA-out and section 7 of the Agreement.

5.	Sponsor shall have no rights in the Material other than as provided in this MTA-out, Agreement, or License Agreement.

6.	The Material is experimental in nature and it is provided WITHOUT University WARRANT OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

7.
In no event shall University be liable for any use by Sponsor of the Material for any loss, claim, damage or liability, or whatsoever kind of nature, which may arise form or in connection with this Agreement or the use, handling or storage of the Material. (Except where limited by Federal law, or by the constitution and laws of the state governing the recipient) Sponsor agrees to hold harmless University their Regents officers, agents, and employees, from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the activities to be carried out pursuant to this Agreement and the use of the results obtained from Research.

8.
Sponsor will use the Material in compliance with all laws, governmental regulations and guidelines applicable to the Material, including any especially applicable to research with recombinant DNA, and when the Material is used in the United States, Sponsor will comply with current NIH guidelines.

9.
Sponsor will not export, directly or indirectly, Material to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining such license or approval.